EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423 and No. 333-204235 and Forms S-8 No. 333-164428, No. 333-174448, No. 333-108335, No. 333-132440, and No. 333-202729) of Ashford Hospitality Trust, Inc., our report dated March 2, 2015 (February 29, 2016 as it relates to Notes 2 and 6), with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Dallas, Texas
February 29, 2016